Exhibit 99.1

Inhibrx Reports Financial Results for the Third Quarter 2020 and Announces Amended Loan Agreement with Oxford

•Successful completion of initial public offering with net proceeds of $126 million; cash and cash equivalents of $128 million as of September 30th

•Additional $20 million in cash with an additional future option of $20 million through Oxford loan amendment

•First registration-enabling study for INBRX-109 in chondrosarcoma anticipated to start Q2 2021 and additional clinical data read-outs expected through 2021 for INBRX-106, INBRX-105, INBRX-109, and INBRX-101

San Diego, CA, November 13, 2020 – Inhibrx, Inc. (Nasdaq: INBX), a biotechnology company with four clinical programs in development, today reported financial results for the three and nine months ended September 30, 2020 and announced an amended loan agreement with Oxford Finance LLC.

Mark Lappe, Inhibrx’s CEO commented, “Over the course of the next two years, we expect multiple data read-outs from our four clinical programs in the oncology and orphan disease space and to initiate new clinical programs. This additional debt line from Oxford extends our IPO proceeds and provides us greater optionality and the ability to complete these expected clinical milestones with appropriate runway cushion. We appreciate the strong support and our longstanding partnership from Oxford.”

Third Quarter 2020 and Recent Corporate Highlights

•Presented Interim Data on INBRX-109, a tetravalent agonist of DR5, for the chondrosarcoma cohort on November 11, 2020. This data will also be presented at the 2020 CTOS Virtual Annual Meeting on November 20, 2020 at 9:00 am PT.

•Completed Initial Public Offering: On August 21, 2020, Inhibrx completed an initial public offering selling 8,050,000 shares of common stock, which included the full exercise by the underwriters of their option to purchase additional shares, at $17.00 per share, and net proceeds of $126 million. Gross proceeds from the IPO, excluding underwriting discounts and commissions and other estimated offering costs, were $136.9 million.

Financial Results
•Cash and Cash Equivalents. Cash and cash equivalents totaled $127.7 million as of September 30, 2020, compared to $11.5 million as of December 31, 2019.

•R&D Expense. Research and development expense was $19.8 million during the third quarter of 2020, as compared to $12.8 million during the third quarter of 2019. This increase was primarily due to an increase in contract manufacturing expense for scale-up activities performed by Inhibrx’s CDMO partners for its INBRX-109 and INBRX-101 programs. Additionally, CRO costs increased due to the progression of its Phase 1 trials.

Exhibit 99.1
•G&A Expense. General and administrative, or G&A, expense remained consistent at $1.6 million during the third quarter of 2020 as compared to $1.5 million during the third quarter of 2019.

•Net Loss. Net loss was $20.5 million during the third quarter of 2020, or a net loss per share of $0.77, as compared to a net loss of $20.2 million during the third quarter of 2019, or a net loss per share of $1.11.

About the Inhibrx sdAb Platform
Inhibrx utilizes diverse methods of protein engineering in the construction of therapeutic candidates that can address the specific requirements of complex target and disease biology. A key tool for this effort is the Inhibrx proprietary sdAb platform, which enables the development of therapeutic candidates with attributes superior to other monoclonal antibody and fusion protein approaches. This platform allows the combination of multiple binding units in a single molecule, enabling the creation of therapeutic candidates with defined valency or multiple specificities that can achieve enhanced cell signaling or conditional activation. An additional benefit of this platform is that these optimized, multi-functional entities can be manufactured using the established processes that are commonly used to produce therapeutic proteins.

About Inhibrx, Inc.
Inhibrx is a clinical-stage biotechnology company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary sdAb platform. Inhibrx has collaborations with bluebird bio, Bristol-Myers Squibb and Chiesi. For more information, please visit www.inhibrx.com.

Forward Looking Statements

Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: future clinical development Inhibrx’s therapeutic candidates, including statements regarding the timing of future data readouts and the commencement of registration enabling studies, evaluations and judgments regarding Inhibrx’s cash position, and statements and judgements regarding its partnership and relationship with Oxford. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its expectations regarding the impact of the COVID-19 pandemic on its

Exhibit 99.1
business; and other risks described in Inhibrx’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Inhibrx’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, as filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Amy Conrad
Juniper Point
amy@juniper-point.com
858-366-3243

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2020	2019	2020	2019
Revenue:
License fee revenue	$5,826	$794	$10,032	$8,826
Grant revenue	75	425	80	4,122
Total revenue	5,901	1,219	10,112	12,948
Operating expenses:
Research and development	19,837	12,785	55,827	35,624
General and administrative	1,622	1,481	4,621	4,584
Total operating expenses	21,459	14,266	60,448	40,208
Loss from operations	(15,558)	(13,047)	(50,336)	(27,260)
Total other income (expense):	(4,452)	(6,216)	(7,652)	(6,937)
Provision for income taxes	—	900	—	898
Loss on equity method investment	487	—	487	—
Net loss	(20,497)	(20,163)	(58,475)	(35,095)
Net loss per share, basic and diluted	$(0.77)	$(1.11)	$(2.78)	$(1.93)
Weighted-average shares of common stock outstanding, basic and diluted	26,750	18,154	21,019	18,154

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2020	2019
	(unaudited)

Cash and cash equivalents	$127,669	$11,540
Other current assets	4,181	4,021
Non-current assets	11,704	10,928
Total assets	$143,554	26,489

Paycheck Protection Program Loan	$1,875	$—
Debt, current and non-current	9,821	3,563
Other current liabilities	32,862	17,007
Convertible notes	—	30,367
Other non-current liabilities	7,267	9,614
Total liabilities	51,825	60,551
Convertible preferred stock	—	59,507
Stockholders’ equity (deficit)	91,729	(93,569)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$143,554	$26,489